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                           April 19, 2021

       Shane Bell
       Chief Financial Officer
       First National Corporation
       112 West King Street
       Strasburg, VA 22657

                                                        Re: First National
Corporation
                                                            Registration
Statement on Form S-4
                                                            Filed April 12,
2021
                                                            File No. 333-255180

       Dear Mr. Bell:

              This is to advise you that we have not reviewed and will not review your registration statement.

               Please refer to Rules 460 and 461 regarding requests for acceleration. We remind you that the company and its management are responsible for the accuracy and adequacy of their disclosures, notwithstanding any review, comments, action or absence of action by the staff.

                                                        Please contact John
Stickel at 202-551-3324 with any questions.




                           Sincerely,


                           Division of Corporation Finance

                           Office of Finance